Exhibit 10.53

March 7, 2005

Mr. Dennis C. Simonis, President
Members of the Board of Directors
ML Resources, Inc.
26-238 Hawaii Belt Road	OUR REFERENCE NO.: 056812-1
Hilo, HI 96720

Re:                               Audit Committee

Gentlemen:

The New York Stock Exchange has advised the Company that:

(1)  I cannot serve on the Audit Committee because our firm performs legal services for the Company.  Nevertheless, I can attend all meetings of the Audit Committee in my capacity as an attorney as long as I am not a voting member of the Committee.

(2)  Furthermore, I am independent as far as serving as a director and member of the Governance and Nominating Committees.

(3) Therefore:

(1)   I  resign my position as a member of the Audit Committee effective immediately.

(2)    I will continue to serve as an attorney for the Company, director, and member of the Governance, Nominating, and Compensation Committees at the pleasure of the Board of Directors.

Sincerely,

/s/ James H. Case

James H. Case